UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2016

ARROW ELECTRONICS, INC.
 (Exact Name of Registrant as Specified in Charter)

NEW YORK	1-4482	11-1806155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9201 East Dry Creek Road, Centennial, CO 80112
 (Address of Principal Executive Offices)

Registrant's telephone number, including area code: (303) 824-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 20.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.              Submission of Matters to a Vote of Security Holders

The annual meeting of shareholders of Arrow Electronics, Inc. (the “Company”) was held on May 12, 2016. The proposals are described in the Company’s Proxy Statement in connection with the 2016 Annual Meeting of Shareholders. As of the record date, there were a total of 91,627,676 shares of common stock outstanding and entitled to vote at the annual meeting. At the annual meeting no less than 83,582,517 shares of common stock were represented in person or by proxy. Therefore, a quorum was present.

Proposal 1 – Election of Directors

The number of directors is fixed at nine and the following persons were nominated to serve, and were elected, as directors of the Company. The voting results for each nominee were as follows:

Board Member	For	Withheld	Broker Non-votes
Barry W. Perry	78,656,562	1,237,796	3,688,159
Philip K. Asherman	79,028,777	865,581	3,688,159
Gail E. Hamilton	78,902,716	991,642	3,688,159
John N. Hanson	78,061,424	1,832,934	3,688,159
Richard S. Hill	78,714,433	1,179,925	3,688,159
M.F. (Fran) Keeth	79,459,874	434,484	3,688,159
Andrew C. Kerin	79,461,903	432,455	3,688,159
Michael J. Long	77,178,640	2,715,718	3,688,159
Stephen C. Patrick	78,689,244	1,205,114	3,688,159

Proposal  2 – The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016

The shareholders were asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The appointment was ratified with 83,138,945 shares voting for, 433,189 shares voting against, and 10,383 shares abstaining.

Proposal 3 – Advisory Vote on Executive Compensation

    The shareholders were asked to approve, on an advisory basis, the compensation paid to the Company’s executive officers, as described in the Company’s Proxy. The proposal was passed by the shareholders with 74,891,422 shares in favor, 4,914,417 shares against, 88,519 shares abstaining, and 3,688,159 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW ELECTRONICS, INC.

Date:	May 13, 2016	By:	/s/ Gregory Tarpinian
			Name:	Gregory Tarpinian
			Title:	Senior Vice President